Putnam Voyager Fund, January 31, 2017, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1   (000's omitted)

Class A   14,964
Class B   21
Class M   39

72DD2   (000's omitted)

Class R   15
Class R5  13
Class R6  268
Class Y   1,082

73A1

Class A   0.148
Class B   0.008
Class M   0.048

73A2

Class R   0.058
Class R5  0.219
Class R6  0.243
Class Y   0.193

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.